EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Nuance Communications, Inc.
Burlington, Massachusetts
We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-142182, 333-100648 and 333-61862) and Form S-8 (Nos. 333-182459, 333-179399, 333-178436, 333-364955, 333-157579, 333-151088, 333-151087, 333‑153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) of Nuance Communications, Inc. of our reports dated November 28, 2012 relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which appears in this Form 10-K.

/s/ BDO USA, LLP
Boston, Massachusetts
November 28, 2012